EXHIBIT 95.1

Federal Mine Safety and Health Act Information

We work to prevent accidents and occupational illnesses. We have in place health and safety programs that include extensive employee training, safety incentives, drug and alcohol testing and safety audits. The objectives of our health and safety programs are to provide a safe work environment, provide employees with proper training and equipment and implement safety and health rules, policies and programs that foster safety excellence.

Our mining operations are subject to extensive and stringent compliance standards established pursuant to the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA monitors and rigorously enforces compliance with these standards, and our mining operations are inspected frequently. Citations and orders are issued by MSHA under Section 104 of the Mine Act for violations of the Mine Act or any mandatory health or safety standard, rule, order or regulation promulgated under the Mine Act.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires issuers to include in periodic reports filed with the SEC certain information relating to citations or orders for violations of standards under the Mine Act. We present information below regarding certain mining safety and health violations, orders and citations, issued by MSHA and related assessments and legal actions and mine-related fatalities with respect to our active coal mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of violations, orders and citations will vary depending on the size of the coal mine, (ii) the number of violations, orders and citations issued will vary from inspector to inspector and mine to mine, and (iii) violations, orders and citations can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

The following tables include information required by the Dodd-Frank Act for the twelve months ended December 31, 2025. The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein. Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors.

Mine or Operating Name / MSHA Identification Number	Section 104(a) S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Orders(5)	Total Dollar Value of MSHA Assessments Proposed (in thousands)(6)
Active Operations
McCoy Elkhorn Mine #15 / 15-18775	0	0	0	0	0	$442.0
McCoy Elkhorn Carnegie Mine / 15-19313	1	0	0	0	0	$19.2
McCoy Elkhorn Carnegie 2 Mine / 15-19801	0	0	0	0	0	$17.8
McCoy Elkhorn Bevins Branch Preparation Plant / 15-10445	0	0	0	0	0	$29.2
Deane Mining Access Mine/ 15-19532	0	0	0	0	0	$95.0
Deane Mining Mill Creek Preparation Plant / 15-16577	0	0	0	0	0	$0.0
Deane Mining Razorblade / 15-19829	0	0	0	0	0	$0.0
Perry County Resources / E4-2 15-19015	7	5	0	0	0	$157.5
Perry County Resources Davidson Preparation Plant / 15-05485	2	0	0	0	0	$26.8
Knott County Coal Wayland / 15-19402	0	0	0	0	0	$0
Wyoming County Loadout / 46-05893	0	0	0	0	0	$0.0

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Mine or Operating Name / MSHA Identification Number	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(7)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Active Operations
McCoy Elkhorn Mine #15 / 15-18775	0	No	0	0	0
McCoy Elkhorn Carnegie Mine / 15-19313	0	No	0	0	0
McCoy Elkhorn Carnegie 2 Mine / 15-19801	0	No	0	0	0
McCoy Elkhorn Bevins Branch Preparation Plant / 15-10445	0	No	0	0	0
Deane Mining Access Mine / 15-19532	0	No	0	0	0
Deane Mining Mill Creek Preparation Plant / 15-16577	0	No	0	0	0
Deane Mining Razorblade / 15-19829	0	No	0	0	0
Perry County Resources E4-2 / 15-19402	0	No	0	0	0
Perry County Resources Davidson Preparation Plant / 15-05485	0	No	0	0	0
Knott County Coal Wayland / 15-19402	0	No	0	0	0
Wyoming County Loadout / 46-05893

The number of legal actions pending before the Federal Mine Safety and Health Review Commission as of December 31, 2024 that fall into each of the following categories is as follows:

Mine or Operating Name / MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge / Discrimination / Interference	Applications for Temporary Relief	Appeals of Judge’s Ruling
Active Operations
McCoy Elkhorn Mine #15 / 15-18775	0	0	0	0	0	0
McCoy Elkhorn Carnegie Mine / 15-19313	4	0	0	0	0	0
McCoy Elkhorn Carnegie 2 Mine / 15-19801	0	0	0	0	0	0
McCoy Elkhorn Bevins Branch Preparation Plant / 15-10445	0	0	0	0	0	0
Deane Mining Access Mine / 15-19532	0	0	0	0	0	0
Deane Mining Mill Creek Preparation Plant / 15-16577	0	0	0	0	0	0
Deane Mining Razorblade / 15-19829	0	0	0	0	0	0
Perry County Resources E4-2/ 15-19402	0	0	0	0	0	0
Perry County Resources Davidson Preparation Plant / 15-05485	6	0	0	0	0	0
Knott County Coal Wayland / 15-19402	0	0	0	0	0	0
Wyoming County Loadout / 46-05893	0	0	0	0	0	0

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(1)

Mine Act section 104(a) S&S citations shown above are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine health and safety hazard. It should be noted that, for purposes of this table, S&S citations that are included in another column, such as Section 104(d) citations, are not also included as Section 104(a) S&S citations in this column.

(2)	Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.

(3)

Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.

(4)

Mine Act section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

(5)

Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)

Amounts shown include assessments proposed by MSHA during the twelve months ended December 31, 2025 on all citations and orders, including those citations and orders that are not required to be included within the above chart. This number may differ from actual assessments paid to MSHA as the Company may contest any proposed penalty.

(7)

Mine Act section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine safety or health hazard.

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